Timberline Announces Financial Results and Recaps Accomplishments for 2007, Provides Forecast for 2008

COEUR D'ALENE, Idaho, Jan. 15, 2008 (PRIME NEWSWIRE) -- Timberline Resources Corporation (OTCBB:TBLC) today announced consolidated financial results for 2007, its first full year as an operating company, along with a recap of its 2007 accomplishments and its goals and objectives for 2008. For the year ended September 30, 2007, Timberline reported gross revenues of $19.23-million, a 210-percent increase over 2006, and an overall net loss of $2.69-million, which includes $1.15-million in depreciation and amortization expense and more than $1-million dollars in other non-cash charges.

In 2007, Timberline's contract drilling subsidiary, Kettle Drilling Inc. ("Kettle") and its wholly-owned Mexican subsidiary, World Wide Exploration, S.A. de C.V. ("World Wide"), reported combined gross revenues of $19.23-million (compared to $6.21-million in 2006), a combined gross operating profit of $4.49-million (compared to $1.22-million in 2006), and a combined after-tax loss of $545,715 (compared to a loss of $897,459 in 2006). Revenue growth at Kettle and World Wide was aggressive and deliberate in 2007 with the combined fleet nearly doubling from 11 to 21 operating drill rigs. This was accomplished by reinvesting all operating cash flow and by investing nearly $3-million in additional funds from Timberline. Subsequent to year-end, Timberline purchased two additional rigs and provided additional funding to assist with Kettle's continued expansion.

Commenting on the results, Timberline CEO Randy Hardy stated, "We have aggressively pursued opportunities to expand our drilling operations since acquiring Kettle in March 2006. However, as previously announced, our primary focus in 2008 is to reduce costs and increase profitability while maintaining sustainable organic growth. We expect to deliver greatly improved bottom-line results in our 2008 fiscal year and beyond, while significantly expanding our in-house exploration programs."

Included in the numbers stated above, Timberline's exploration business and main corporate office reported a net loss of $2.14-million for 2007. The loss reflects more than $1-million dollars in non-cash charges, including expenses for consulting services, stock-based compensation, vested options, depreciation and amortization.

Timberline's 2007 Annual Report was filed with the SEC on Form 10KSB on January 14, 2008. It can be viewed in its entirety on the SEC website which can be accessed from the "Investors" page of the Timberline website at www.timberline-resources.com.

In 2007, Timberline accomplished several objectives within its drilling and exploration divisions, as well as at the corporate level.

Drilling Highlights

 * Increased operating drill rigs from 11 to 21.

 * Compiled record revenues in every quarter.

 * Achieved profitability in the 2nd quarter, had a minor downturn in the 3rd quarter, and then resumed profitability in the 4th quarter which, management believes, will sustain and improve into 2008.

Exploration Highlights

 * Closed acquisition of Conglomerate Mesa and Santa Rosa projects.

 * Closed the purchase of the advanced-stage Butte Highlands gold project.

 * Completed a massive data compilation effort at the East Camp Douglas gold project.

 * Conducted geophysical surveys at the Downeyville and Long Canyon projects and subsequently expanded the land positions at both locations.

 * Funded by exploration partner Christopher James Gold Corp, the

   Olympic-Sun property was drill-tested and its lease was subsequently dropped.

 * Acquired a drill rig for dedicated use on Timberline exploration properties.

Corporate Highlights

 * Completed stock offerings totaling $7.63-million.

 * Hired Randal Hardy as CEO and CFO.

 * Applied for listing on the American Stock Exchange (AMEX).

 * Paid off approximately $1.1 million in related-party notes,

   including the remainder owed from the Kettle acquisition.

Subsequent to year-end, on December 5, 2007, Timberline announced the signing of a non-binding Letter of Intent (LOI) to acquire Small Mine Development, LLC ("SMD"), one of the largest underground mine contractors in the United States. Upon receipt of shareholder approval and closing, the acquisition is expected to immediately and sharply increase revenue and profitability, providing the Company with the "critical mass" needed to become a major player in the North American mining services industry.

Looking ahead to 2008, Timberline VP of Exploration Paul Dircksen stated, "Despite our past focus on growing our services business, we remain committed to providing exploration 'blue sky' to our investors and will become significantly more active on our projects in the coming year. Our exploration plans include near-term drilling at Downeyville, Conglomerate Mesa, and possibly at other of our California and Nevada gold properties. In the spring, we intend to resume exploration and drilling at Butte Highlands. We continue to pursue joint-venture possibilities for our East Camp Douglas and Snowstorm properties."

Timberline's goals and objectives for 2008 include:

 * Complete the listing process and begin trading on the AMEX.

 * Complete due diligence and close the acquisition of SMD.

 * Achieve substantially increased profitability in our services business.

 * Complete exploration and drilling programs at several project sites.

 * Increase exploration activity and seek to reduce financial risk through increased use of strategic partnerships.

 * Continue evaluating additional merger and acquisition opportunities in both mining services and mineral exploration.

For more information about Timberline, please visit the Company's website at www.timberline-resources.com.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with "blue sky" upside from its mineral exploration division. Timberline common stock trades on the OTC Bulletin Board under the symbol "TBLC."

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB, as amended, for the year ended September 30, 2007. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

CONTACT:  Timberline Resources Corporation

          John Swallow, Executive Chairman

          (208) 664-4859

          www.timberline-resources.com

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          Ian Cassel

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